Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:	Media Relations:
President and Chief Operating Officer	Bill Bunting	Dan Budwick
Tel: (216) 431-9900	In-Site Communications	Pure Communications, Inc.
bjlehmann@athersys.com	Tel: (212) 759-3929	Tel: (973) 271-6085
	bbunting@insitecony.com	dan@purecommunicationsinc.com
ATHERSYS REPORTS FIRST QUARTER 2010 RESULTS
Announces Key Collaborators Participating in 2010 Investor/Research and Development Day
Cleveland, OHIO, (May 6, 2010) — Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the quarter ended March 31, 2010.
First Quarter and Recent Highlights Include:
•
Commenced preclinical development activities in collaboration with Pfizer to develop MultiStem®, our patented, adult-derived “off-the-shelf” stem cell product platform, for the treatment of inflammatory bowel disease (IBD);

•	Completed patient enrollment in phase I clinical trial of MultiStem in acute myocardial infarction (AMI);

•
Completed the first two dosing levels in the first arm of the phase I clinical trial for transplant support in leukemia or lymphoma patients (GvHD); now enrolling patients at third and highest dose level in this study;

•	Received authorization from the independent safety committee to commence the second arm of the GvHD phase I trial, which involves multi-dose administration of MultiStem;

•	Notified of key United States and European patent issuances, further broadening our MultiStem intellectual property estate;

•	Announced 2010 Investor and Research and Development Day to be held on Friday, May 14, 2010 at the Intercontinental Barclay Hotel in New York City;

•	Recorded revenues of $1.7 million and a net loss of $2.6 million for the quarter ended March 31, 2010; and

•	Completed the quarter with $22.5 million in cash, cash equivalents and available-for-sale securities expected to support planned operations through 2011.

“We made continued progress throughout the first quarter in our core development programs, including our AMI and GvHD trials, as well as our initial preclinical efforts with Pfizer in the area of IBD,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “We look forward to providing a more in-depth update to our investors during our 2010 Investor and Research and Development Day, which will be held on May 14th. Our agenda includes presentations by senior members of our development team who will be joined by several of our key collaborators to highlight research and progress involving MultiStem, as well as our pharmaceutical programs.”
First Quarter Results
Revenues for the three months ended March 31, 2010 increased to $1.7 million from $0.4 million in the comparable period in 2009, due principally to contract revenues in connection with the Company’s collaboration with Pfizer. Research and development expenses increased to $2.8 million in the first quarter from $2.6 million in the first quarter of 2009, reflecting increases in personnel costs, sponsored research, other research and development expenses and patent legal fees, partially offset by decreases in stock compensation expense and clinical and preclinical development costs. General and administrative expenses remained consistent at approximately $1.5 million for both the three-month periods ended March 31, 2010 and 2009. As of March 31, 2010, cash, cash equivalents and available-for-sale securities totaled $22.5 million. Based on the current business and operational plans, we believe the Company will have available cash to fund its operations through 2011.
2010 Investor and Research & Development Day
This event will feature a series of presentations intended to provide an overview of our relevant therapeutic target markets, a description of the results of internal and collaborative research programs, and an outline of the future development path for each of these programs. The presentations will address:
•
Cardiovascular Disease. We are conducting a phase I clinical trial in which MultiStem is administered to patients who have suffered from an AMI. In addition, we are engaged in research involving the use of MultiStem to treat peripheral vascular disease. The panel will include: Dr. Warren Sherman, Director, Stem Cell Research and Regenerative Medicine, Center for Interventional Vascular Therapy at Columbia University Medical Center in New York, Dr. Marc Penn, Director, Center for Cardiovascular Cell Therapy and Senior Medical Director, Emerging Businesses at the Cleveland Clinic, and Dr. Robert Deans, Senior Vice President of Regenerative Medicine at Athersys.

•
Neurological Disease. We received authorization from the FDA to initiate a phase I clinical trial to administer MultiStem to patients who have suffered from an ischemic stroke and are also conducting research involving neonatal hypoxic ischemia, traumatic brain injury and spinal cord injury. The panel will include: Dr. David Hess, Chairman of Neurology at Medical College of Georgia, Dr. Charles Cox, Director of Pediatric Trauma at the University of Texas Houston Medical Center, and Dr. Jerry Silver, Professor of Neuroscience at Case Western Reserve University and adjunct Professor of Neurosurgery at the Cleveland Clinic.

•
Immune System Modulation. We are conducting a phase I clinical trial in which MultiStem is administered to leukemia or lymphoma patients and are in preclinical development for the use of MultiStem as a treatment for IBD. The panel will include Dr. Richard Maziarz, Medical Director — Bone Marrow Transplantation & Professor of Regenerative Medicine at Oregon Health Sciences University, Dr. Ruth McKernan, Head of Pfizer Regenerative Medicine and Dr. Robert Deans, Senior Vice President, Regenerative Medicine at Athersys.

•
Pharmaceutical Programs. We have developed highly potent and selective compounds for the treatment of obesity that act by stimulating the 5HT2c receptor in the brain which regulates appetite and food intake. We are also developing H3 antagonist compounds that could have application for the treatment of conditions affecting cognition, attention and wakefulness, and are exploring the interface between small molecules and stem cells to identify compounds that may play a role in enhancing or modifying the therapeutic properties of certain cell types. This panel will include Dr. Xavier Pi-Sunyer, Professor of Medicine at Columbia University College of Physicians and Surgeons, Chief of Endocrinology, Diabetes and Nutrition at St. Luke’s-Roosevelt Hospital Center, and Director of the New York Obesity Research Center, Dr. John Harrington, Chief Scientific Officer and Executive Vice President at Athersys and Dr. Robert Deans, Senior Vice President, Regenerative Medicine at Athersys.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Time) to review the quarterly results. Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 973-638-3440 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.
A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on May 21, 2010 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 72749402.
About Athersys, Inc.
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The Company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Radom Activation of Gene Expression (RAGE®). Athersys has forged several key strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction and other disease indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements, our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$22,499	$26,382
Other current assets	723	847
Equipment, net	1,031	849
Other long-term assets	253	253

Total assets	$24,506	$28,331

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,385	$2,735
Deferred Revenue	5,288	6,639
Total stockholders’ equity	16,833	18,957

Total liabilities and stockholders’ equity	$24,506	$28,331

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2009 has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months ended March 31,
	2010	2009
	(Unaudited)
Revenues
Contract revenue	$1,395	$188
Grant revenue	345	182

Total revenues	1,740	370

Costs and Expenses
Research and development	2,822	2,611
General and administrative	1,437	1,453
Depreciation	75	59

Total costs and expenses	4,334	4,123

Loss from operations	(2,594)	(3,753)

Interest income and other	33	128

Net loss	$(2,561)	$(3,625)

Basic and diluted net loss per share	$(0.14)	$(0.19)
Weighted average shares outstanding, basic and diluted	18,929,333	18,927,988